Exhibit 99.3

Tuesday June 12, 10:37 am Eastern Time

Press Release

IQUniverse, Inc. Signs Letter of
Intent With Chris Schmidt, CEO of Microsel, Inc.

MINNEAPOLIS—(BUSINESS WIRE)—June 12, 2001—IQUNIVERSE, INC. (OTCBB:IQUN - news), Minneapolis-based developer of a community portal that is private-labeled for colleges and universities, and Chris Schmidt, Chief Executive Officer of Microsel, Inc., a distributor and manufacturer of custom computing solutions, today announced that they have signed a letter of intent. The parties will be partnering to provide support in developing and implementing a suite of products and services that offer value to colleges, college students, faculty and alumni.

Under the terms of this letter of intent, IQUniverse intends to acquire a prepackaged proprietary solution for the secondary education market from Schmidt. In addition, Microsel and Digital Green, an e-division of Microsel, will offer the web services necessary to provide the solution to end users, including connectivity and web hosting, other enabling services and software development.

The suite of products and services to be offered by the parties will include: (1) IQTrust, a private-labeled shopping mall providing rebates back to the university or to students to help pay for school; (2) Schmidt's proprietary online software strategy; (3) online storage capabilities; and (4) an online study tool designed to help students effectively and efficiently do research for term papers, theses, reports, and other projects.

The company has successfully completed its beta testing of IQTrust and is presently providing this product to Bethel College and Seminary and St. Cloud State University, where a 3-year agreement has been signed with the St. Cloud State University Alumni Association. IQTrust will be expanding its value-added product offerings prior to fall semester, including the introduction of a low-cost, high quality telecommunications solution.

A closing on the transaction will follow the completion of a feasibility study to be conducted jointly by the parties over the next 30 to 60 days.

Contact:	IQUniverse, Inc., Minneapolis
Jill Miyamoto, 612/362-8411